Exhibit 10(a)

Summary of CBS Corporation Compensation for Outside Directors
(As of May 21, 2015)

Directors of CBS Corporation (the “Company”) who are not employees of the Company or any of its subsidiaries (the “Outside Directors”) receive compensation for their service as follows:

CASH COMPENSATION

•                  An annual Board retainer of $100,000, payable in equal installments quarterly in advance; and

•                  The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Outside Directors may elect to defer their cash compensation under the CBS Deferred Compensation Plan for Outside Directors.

EQUITY COMPENSATION

Effective May 21, 2015, equity based grants to Outside Directors are to be determined by the Board of Directors under the 2015 Equity Plan for Outside Directors.

 OTHER

Expenses:

Outside Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies.

Matching Gifts Program for Directors:

All Directors, including Directors who are employees, are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a Director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its Directors in supporting eligible organizations.